Exhibit 99.1

Company Contact:

Investor Relations Contact:

Rob Lewis, CFO

Kirsten Chapman

iMergent, Inc.

Lippert/Heilshorn & Assoc.

801.431.4695

415.433.3777

investor_relations@imergentinc.com

kchapman@lhai.com

iMergent Appoints Business and Economics Expert to its Board of Directors

Dr. Anil Puri, California State University - Fullerton Business School Dean Joins Board

OREM, Utah, November 19, 2008 – iMergent, Inc. (AMEX: IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced Dr. Anil Puri, 59, has been appointed to the board of directors, bringing the total board count to seven members.

Steven G. Mihaylo, iMergent chief executive officer, said, “We are excited Anil has accepted a position on our board.  He joins us as an independent advisor and a respected economist.  Anil’s expertise will be of tremendous value as we work to continue executing on our strategy of long-term growth and increasing shareholder value.”

Dr. Anil Puri is the Dean of the College of Business and Economics at California State University – Fullerton and co-director of its Institute for Economic and Environmental Studies. Prior to becoming dean in 1998, Puri was department chair and professor of economics at Cal State Fullerton. He is a noted economist and scholar who serves as the executive director of the Western Economic Association International, the second largest professional association of economists in the nation.  He is a member of the American Economic Association, the National Association of Business Economists, and the Association of University Bureaus of Economic Research.

Dr. Puri received his doctorate and master’s degrees in economics from the University of Minnesota and his B.A. and M.A. in economics from Panjab University in India. His research has been published in leading academic journals such as the National Tax Journal, Policy Studies Journal, Journal of Conflict Resolution and the International Journal of Forecasting.  His annual Economic Forecast Conference, now in its fourteenth year, is held each October in partnership with the Orange County Business Council.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers website development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sells upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

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